UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2017 (February 27, 2017)

ARCA biopharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11080 CirclePoint Road, Suite 140, Westminster, CO 80020

(Address of Principal Executive Offices) (Zip Code)

(720) 940-2200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On February 16, 2017, the Board of Directors (the “Board”) of ARCA biopharma, Inc. (the “Company”) elected Anders Hove, M.D., as a director of the Company. In connection with Dr. Hove’s election, Dr. Hove and the Company entered into an Indemnity Agreement, in the same form used with the Company’s other directors. The Indemnity Agreement generally requires the Company to indemnify Dr. Hove against liabilities incurred in the performance of his duties to the Company to the maximum extent permitted by Delaware corporate law and the Company’s certificate of incorporation and bylaws. The Company’s standard form of Indemnity Agreement is filed as Exhibit 10.52 to its Annual Report on Form 10-K filed on March 27, 2009.

(e)

On February 27, 2017, the Compensation Committee of the Board of Directors (the “Board”) of the Company approved the following stock option (“Options”) grants to the executive officers listed below pursuant to the Company’s Amended and Restated 2013 Equity Incentive Plan and the forms of Stock Option Grant Notice and Option Agreement for officers, as filed with the Securities and Exchange Commission as exhibits to the Company’s Current Report on Form 8-K on September 23, 2013:

Name and Title	Options Granted (1)
Michael Bristow President and Chief Executive Officer	41,600
Thomas A. Keuer Chief Operating Officer	23,800
Christopher Ozeroff Senior Vice President, General Counsel & Secretary	22,700
Brian L. Selby Vice President, Finance	24,100
(1)

Exercise price of $2.60 per share, the closing price of the Company’s common stock on the Nasdaq Capital Market on February 27, 2017. Each Option can vest 50% upon achievement of a certain pre-specified corporate milestone related to the timing and outcome of the interim data analysis by that trial’s Data and Safety Monitoring Board, and if the milestone is achieved, the remainder of the grant will vest on March 31, 2018.  If the corporate milestone is not achieved, the Option will be cancelled.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2017

ARCA biopharma, Inc.
(Registrant)

	By:	/s/ Brian L. Selby
		Name:	Brian L. Selby
		Title:	Vice President, Finance and Chief Accounting Officer